December 6, 2011

Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Innolog Holdings Corporation, SEC File #005-85825

Ladies and Gentlemen:

We have read Item 4.01 of Innolog Holdings Corporation’s Report on Form 8-K dated December 6, 2011, and agree with the statements made therein.  We consent to the filing of this letter as Exhibit 16.1 to the Form 8-K.

Very truly yours,

/s/ Gumbiner Savett Inc.
Santa Monica, California